                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)



                                CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                       SUBORDINATED DEBENTURES DUE 2005
                 (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                     -------------------------------------
                            9,338,015 COMMON SHARES
                          ($.01 PAR VALUE PER SHARE)
                           ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998, August 11, 1998, August 18, 1998, August
24, 1998, September 1, 1998, September 3, 1998, September 15, 1998, September 21, 1998, September 24, 1998, October 1, 1998, October 13, 1998 and October 14, 1998. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, July 16, 1998, July 29, 1998, August 4, 1998, August 11, 1998, August 18, 1998, August 24, 1998, September 1, 1998, September 3, 1998, September 15, 1998, September 21, 1998, September 24, 1998, October 1, 1998, October 13, 1998, and October 14, 1998, is supplemented to add the following:

                                                                      NUMBER OF
                                                                      CONVERSION
NAME OF SELLING      AMOUNT OF DEBENTURES        PERCENT OF          SHARES THAT
SECURITYHOLDER(1)     BENEFICIALLY OWNED   OUTSTANDING DEBENTURES   MAY BE SOLD(2)
-------------------  --------------------  -----------------------  --------------

GLG Market
  Neutral Fund             $5,500,000                 1.19%              111,650

Merrill Lynch,
  Pierce, Fenner
  & Smith, Inc.            $  400,000                  .09%                8,120

_______________

(1) The information set forth herein is as of October 20, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is October 20, 1998.